Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

November 27, 2017

MEDIA CONTACT: Chad Wandler

703-903-2446

Chad_Wandler@FreddieMac.com

Grace A. Huebscher Elected to Freddie Mac Board of Directors

McLean, VA – Freddie Mac (OTCQB: FMCC) announced today that Grace A. Huebscher was elected as a director on the company’s board of directors. Ms. Huebscher, 57, is an executive with decades of experience in the real estate and capital markets industries.

“We are very pleased that Grace is joining the Freddie Mac Board,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “She is a seasoned executive with a deep understanding of the multifamily business and the capital markets. We look forward to the valuable insights and entrepreneurial spirit Grace will bring to the Board during a crucial period of GSE conservatorship.”

Ms. Huebscher served as President of Capital One Multifamily Finance, LLC, a subsidiary of Capital One Financial Corporation, from 2013 until March 2017 and served as an advisor of Capital One Commercial Bank from April 2017 until November 2017.

Prior to that, Ms. Huebscher was Chief Executive Officer of Beech Street Capital, LLC, a company she co-founded in 2009. From 1997 to 2009, she held a variety of positions at Fannie Mae, including Vice President, Capital Markets. Ms. Huebscher currently serves as a director of The Kenyon Review. She is a former member of the Commercial Board of Governance of the Mortgage Bankers Association.

Ms. Huebscher earned a bachelor’s degree from Kenyon College.

Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since our creation by Congress in 1970, we’ve made housing more accessible and affordable for homebuyers and renters in communities nationwide. We are building a better housing finance system for homebuyers, renters, lenders and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

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